UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ACCESS NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

Dear Fellow Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Access National Corporation.  The meeting will be held on Tuesday, May 24, 2011, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting, including a proposal to amend our Amended and Restated Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock.  Enclosed is our annual report to shareholders for the year ended December 31, 2010, which will be reviewed at the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  It is important that your shares be represented and your vote recorded.  If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting and request to vote in person if you so desire.  If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.

We appreciate your continuing loyalty and support of Access National Corporation and its subsidiaries, Access National Bank, Access National Mortgage Corporation, Access National Leasing Corporation and Access Capital Management, LLC.

Sincerely,

Michael W. Clarke
President & Chief Executive Officer

Reston, Virginia
April ____, 2011

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2011

The 2011 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia on Tuesday, May 24, 2011, at 4:00 p.m. for the following purposes:

1.	To elect two (2) Class III directors to the Board of Directors of the Corporation to serve until the 2014 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice;

2.	To approve an amendment of the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of up to 1,000,000 shares of preferred stock;

3.
To approve an adjournment of the Annual Meeting to allow time for further solicitation of proxies in the event that there are insufficient votes at the Annual Meeting to approve Proposal Two regarding the amendment of the Amended and Restated Articles of Incorporation of the Corporation;

4.	To ratify the selection of BDO USA, LLP to serve as independent public accountants for the fiscal year ending December 31, 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 1, 2011, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

April ____, 2011

IMPORTANT NOTICE
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE REVOCABLE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.  SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THEIR SIGNED PROXIES WILL BE REVOKED.  IF YOU HOLD SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ACCESS NATIONAL CORPORATION
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191

PROXY STATEMENT
2011 ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2011

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2011 Annual Meeting of the Shareholders (the “Annual Meeting”) of Access National Corporation to be held on Tuesday, May 24, 2011, at 4:00 p.m. at the Corporation’s office located at 1800 Robert Fulton Drive, Reston, Virginia.  The approximate mailing date of this Proxy Statement is April [15], 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 24, 2011

The Notice of 2011 Annual Meeting of Shareholders, this Proxy Statement and the 2010 Annual Report to Shareholders are available on the internet at the following website:  www.cfpproxy.com/5610.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person.  If your shares are held in “street name” through a broker or other nominee and you plan to attend the Annual Meeting and wish to vote in person, you must bring with you a proxy or letter from your broker or nominee to confirm your ownership of shares.  A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date.  If your shares are held in “street name”, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted or to change your vote.  Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.  If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications.  If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One, FOR approval of the amendment to the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of up to 1,000,000 shares of preferred stock as described in Proposal Two, FOR approval of an adjournment of the Annual Meeting to allow time for further solicitation of proxies in the event that there are insufficient votes at the Annual Meeting to approve Proposal Two regarding the amendment of the Amended and Restated Articles of Incorporation of the Corporation, and FOR ratification of the selection of BDO USA, LLP to serve as independent public accountants for the fiscal year ending December 31, 2011, as described in Proposal Four, and all other matters will be voted by the named individuals to whom the proxy has been granted in accordance with their best judgment.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (703) 871-2100.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on April 1, 2011, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof.  The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 10,330,508.  The Corporation has no other class of stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.  Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes (shares held by customers which a broker may not vote on certain matters because the broker has not received specific instructions from the customers) will have no effect on the election of directors.

With regard to Proposal Two, the amendment of the Amended and Restated Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, votes may be cast in favor or against or a shareholder may abstain.  The affirmative vote of the holders of more than two-thirds of all shares entitled to vote on Proposal Two is necessary for approval of the proposal.  Therefore, abstentions and broker non-votes will have the effect of votes against Proposal Two.

With regard to any other matter, including Proposals Three and Four, votes may be cast in favor or against or a shareholder may abstain. Approval of any such matter requires an affirmative vote of a majority of the shares cast on the matter.  Therefore, abstentions and broker non-votes will have no effect on whether such matter is approved.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their related charges and expenses if so requested.

Security Ownership of Certain Beneficial Owners

The following table shows as of March 31, 2011, the beneficial ownership of the Corporation’s common stock by persons known by the Corporation to own more than 5% of the Corporation’s voting common stock.

Name and Address	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class
Michael Rebibo 8300 Boone Blvd., Suite 200 Vienna, VA 22182	715,269	(1)	0	6.89%

Jacques Rebibo 140 Waterworks Road Sewickley, PA 15143	549,956	(2)	29,580	5.3%

All other persons known by the Corporation to be the owners of more than 5% of the Corporation’s common stock are also directors and/or named executive officers of the Corporation and are listed in the table below under “Security Ownership of Management.”

Security Ownership of Management

The following table shows as of March 31, 2011, the beneficial ownership of the Corporation’s common stock of each director, director nominee and named executive officer and of all directors and executive officers of the Corporation as a group.

Name	Common Stock Beneficially Owned		Number of Shares under Exercisable Options	Percent of Class

Michael W. Clarke Vienna, Virginia	695,609	(3)	7,500	6.80%

John W. Edgemond Reston, Virginia	45,423	(4)	18,580	0.62%

Martin S. Friedman Great Falls, Virginia	36,680	(5)	0	0.36%

Dean F. Hackemer Fairfax, Virginia	211,454	(6)	2,250	2.07%

James L. Jadlos Denver, Colorado	677,385	(7)	18,980	6.73%

Thomas M. Kody McLean, Virginia	536,361	(8)	18,580	5.36%

Robert C. Shoemaker Fairfax, Virginia	370,298	(9)	5,250	3.63%

Charles Wimer Virginia Beach, Virginia	109,430	(10)	1,875	1.08%

All Directors & Executive Officers as a group (8 persons)	2,682,640		73,015	26.49%

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.  All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes below.  All data included in the footnotes below is as of March 31, 2011, except for footnotes 1 and 2.

(1)
According to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 18, 2011 by Mr. Michael Rebibo, as of December 31, 2010, Mr. Rebibo was the beneficial owner of 715,269 shares of the Corporation’s common stock and had shared voting and investment power with respect to 496,790 of the shares.

(2)	According to Schedule 13G/A filed with the SEC on February 15, 2011 by Mr. Jacques Rebibo, as of December 31, 2010.
(3)
Includes 89,768 shares held by Mr. Clarke’s spouse, of which 83,310 are pledged as collateral for loans; 184,250 shares pledged by Mr. Clarke as collateral for loans; and 87,502 shares held by Mr. Clarke in margin accounts that may from time to time be pledged as collateral.

(4)
Includes 7,512 shares held by Mr. Edgemond’s spouse; 18,183 shares held by Mr. Edgemond as custodian for minor children; 8,015 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares.

(5)
Includes  21,591 shares that Mr. Friedman holds jointly with his spouse, 1,200 of which are held in margin accounts that may from time to time be pledged as collateral; and 5,459 shares held by FJ Capital Long/Short Equity Fund, LLC, of which Mr. Friedman is Managing Member, and all of which are held in margin accounts that may from time to time be pledged as collateral.

(6)	Includes 17,000 shares held by Mr. Hackemer’s spouse and 149,454 shares that Mr. Hackemer holds jointly with his spouse.

(7)	Includes 461,200 shares that Mr. Jadlos holds jointly with his spouse.
(8)	Includes 497,760 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.
(9)
Includes 36,930 shares held by Mr. Shoemaker’s spouse; 217,924 shares that Mr. Shoemaker holds jointly with his spouse,  216,280  of which are pledged as collateral for loans; and 3,694 shares held as custodian for his minor children.

(10)	Includes 55,180 shares that Mr. Wimer holds jointly with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of companies whose securities are registered under Section 12 of the Exchange Act to file reports with the SEC concerning their ownership of the companies’ securities.  Based solely upon the Corporation’s review of such reports, or written representations that no other reports were required, the Corporation believes that all executive officers, directors and greater than 10% beneficial owners filed these required reports on a timely basis with respect to 2010.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board is divided into three classes (I, II, and III) of directors.  The term of office for Class III directors will expire at the Annual Meeting.  John W. Edgemond and Martin S. Friedman, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class III directors.  If elected, the Class III nominees will serve until the 2014 Annual Meeting of Shareholders.  The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld.  The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

The specific experience, qualifications, attributes and skills supporting the Board’s recommendation concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as similar information about the Class I and II directors, who will continue in office until the 2012 and 2013 Annual Meetings of Shareholders, respectively.  The Board believes that the experience, qualifications, attributes and skills set forth below make each nominee and director a good fit for service on the Board of Directors.

Name (Age)	Served Since (1)	Previous Business Experience
Class III Nominees (To Serve Until the 2014 Annual Meeting)
John W. Edgemond (49)	1999
Mr. Edgemond has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999.  Mr. Edgemond is the owner and president of Greenworks Landscaping, a contract landscape and retail nursery in Chantilly, Virginia, which he founded in 1987. Prior to that time, Mr. Edgemond operated as a sole proprietor in the landscape business in Northern Virginia.  Mr. Edgemond graduated from the University of California at Davis with a B.S. degree in plant science.  Having started his business as a sole proprietor more than 25 years ago, Mr. Edgemond brings to the Board his hands-on business experience in sales, marketing, financial and human resource management, bank investment, and as a small business borrower and depositor throughout the business life cycle, which experience has been critical to his success.

Name (Age)	Served Since (1)	Previous Business Experience
Martin S. Friedman (42)	2009
Mr. Friedman has served as a director of the Bank and of the Corporation since 2009.  Mr. Friedman is co-founder and serves as CEO of FJ Capital Management, an investment fund firm based in Arlington, Virginia, since 2008.   He was previously Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007.  Prior to that, he was a securities analyst with the same firm from 1992 to 1998.  Mr. Friedman served on the Board of Directors for Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009.  Mr. Friedman graduated from the University of Maryland with a B.S. degree in Finance.   He brings to the Board 19 years of experience in and around the commercial and investment banking industries, in which he applied and developed skills in financial analysis with an expertise in financial institutions, corporate finance, SEC and banking compliance and management.

Class I Directors (Serving Until the 2012 Annual Meeting)
Michael W. Clarke (49)	1999
Mr. Clarke has served as President, Chief Executive Officer and a director of the Corporation since it was formed in 2002 and has served as President, Chief Executive Officer and a director of the Bank since it was organized in 1999.  Prior to joining the Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank from its inception in 1990 until the company was sold in 1997 and remained with United Bank in the same capacity through 1998.  Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989.  Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance. Mr. Clarke is a director of the Virginia Tech Foundation and serves on its Audit Committee.  Mr. Clarke brings to the Board over 25 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance, capital management and management of banking operations at all levels.

James L. Jadlos (45)	2000
Mr. Jadlos has served as a director of the Corporation since it was formed in 2002, as a director of the Bank since May 2000, and was elected as Chairman of both boards in January 2011.  He is currently lead Principal of Berlos Capital, LLC, an entity formed to acquire technology and business analytics firms supporting the banking and mortgage sectors.  Mr. Jadlos was previously CEO of McDash Analytics, LLC, a provider of data services to support the mortgage industry and various government entities, from 2003 until it was sold to Lender Processing Services, Inc. in 2008, where he was President and Senior Managing Director of their LPS/Applied Analytics division until May 2010.  Mr. Jadlos was also previously the lead principal of Griffin Capital Partners, Inc., an advisor to mortgage companies and banks on a nationwide basis with respect to the valuation, sale and brokerage of mortgage assets.  Mr. Jadlos graduated from the University of Virginia with a B.A. degree in economics.  Mr. Jadlos has over 20 years of experience in and supporting the mortgage industry, which along with his experience in the creation and management of several emerging business enterprises, has been critical to his success and is invaluable to the Board of Directors.

Name (Age)	Served Since (1)	Previous Business Experience
Class II Directors (Serving Until the 2013 Annual Meeting)
Robert C. Shoemaker (50)	1999
Mr. Shoemaker has served as Executive Vice President and a director of the Corporation since it was formed in 2002 and has served as Executive Vice President and a director of the Bank since it was organized in 1999.  He also served as Chief Credit Officer of the Bank from inception until November 2010 and currently serves as Chief Lending Officer.  From 1990 to 1999, Mr. Shoemaker served as Senior Vice President of construction and real estate lending for Patriot National Bank in Vienna, Virginia and its successor, United Bank.  Mr. Shoemaker graduated from the Hankamer School of Business at Baylor University with a B.A. degree in business administration.  Mr. Shoemaker has over 25 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance and management of banking operations at all levels allow him to provide valuable contributions to the Board.

Thomas M. Kody (49)	1999
Mr. Kody has served as a director of the Corporation since it was formed in 2002 and has served as a director of the Bank since it was organized in 1999. Since 1994, Mr. Kody has owned and operated a network of automobile dealerships and related businesses in Maryland and Virginia.  Mr. Kody graduated from the University of Virginia with a B.A. degree in economics and government and attended the University of Virginia’s McIntire School of Commerce.  Mr. Kody’s experience has enabled him to successfully start, purchase and manage business enterprises of a variety of sizes.  His particular skills in management, finance, negotiations and investments have been critical to his success and are invaluable attributes with respect to his service on the Board.

(1)	If a date prior to 2002, includes term as a director of the Bank prior to the reorganization in which the Corporation became the holding company for the Bank.

Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

PROPOSAL TWO
APPROVAL OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF THE CORPORATION

The Proposed Amendment

The Board of has adopted unanimously, subject to shareholder approval, an amendment to the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to authorize 1,000,000 shares of preferred stock.  The text of the proposed amendment is contained in Appendix A to this Proxy Statement.

The Corporation’s Articles of Incorporation currently authorize only the issuance of common stock. The amendment will vest in the Board the authority to issue preferred stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. The amendment will give the Board the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the Corporation’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series.

Reasons for the Amendment

As mentioned above, the Articles of Incorporation currently do not authorize the Corporation to issue preferred stock. The Board believes that the authorization of the issuance of preferred stock is advisable and in the best interests of the Corporation and its shareholders for several reasons. The Board believes that the complexity of possible future transactions require greater flexibility in the Corporation’s capital structure than currently exists. If Proposal Two is approved, the Board would be permitted to issue preferred stock without further shareholder approval, in one or more series, and with such dividend rates and rights, liquidation preferences, voting rights, conversion rights, rights and terms of redemption and other rights, preferences, and privileges as determined by the Board. Being able to issue preferred stock in this manner would provide the Corporation with greater flexibility in capital-raising transactions and for other corporate purposes. The Board from time to time evaluates such opportunities and considers different capital structuring alternatives designed to advance the Corporation’s business strategy. Having the authority to issue preferred stock will enable the Corporation to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Corporation and its shareholders.

If Proposal Two is approved, shares of preferred stock could be issued publicly or privately, in one or more series that could rank senior to our common stock with respect to dividends and liquidation rights.  Other than the possibility of participating in the Small Business Lending Fund (the “SBLF”) discussed below, the Corporation has no plans, agreements or understandings with anyone to issue shares of preferred stock.  Although the Board has no definitive present plans for the issuance of any preferred stock, the Board believes it is advisable and in the best interest of the Corporation to authorize the issuance of preferred stock for the principal reason of providing greater flexibility in financing the Corporation’s continued operations.

The proposed amendment will also enable the Corporation’s possible participation in the $30 billion Small Business Lending Fund appropriated to the United States Department of the Treasury (the “Treasury”) under the Small Business Jobs Act of 2010.  The purpose of the SBLF is to provide capital and incentives to eligible financial institutions to increase small business lending throughout the communities they serve.  The SBLF is a distinct and separate program from the Troubled Asset Relief Program (“TARP”) initiated by the Treasury under the Emergency Economic Stabilization Act of 2008.  As such, institutions receiving SBLF investments will not be treated as TARP participants.

On March 30, 2011, the Corporation submitted to the Treasury an application to participate in the SBLF.  The Corporation proposed in its application to sell up to $28,000,000 of senior perpetual noncumulative preferred shares with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”) to the Treasury, which amount represents 5% of the Corporation’s total consolidated risk-weighted assets of $560,112,000 as of December 31, 2010.  The Corporation’s application was pending as of the date of this Proxy Statement.

The Board believes it is advisable to position the Corporation to be able to take advantage of the SBLF, as raising additional capital through the SBLF is one method the Corporation could use to better support existing operations as well as future growth.  Because the Corporation is not currently authorized under its Articles of Incorporation to issue the requisite Senior Preferred Shares to the Treasury, it is necessary for the Corporation to amend its Articles of Incorporation to authorize the issuance of preferred stock before it may participate in the SBLF.  However, even if the proposed amendment to the Articles of Incorporation is adopted, there can be no assurance that the Treasury will approve the Corporation’s participation in the SBLF or that the Corporation will ultimately proceed with such participation if approved by the Treasury.  Neither shareholder approval of Proposal Two nor the Treasury’s approval of the Corporation’s application will legally bind the Corporation to actually participate in the SBLF.  In addition, if Proposal Two is approved, the Board would be permitted to authorize the Corporation’s issuance of preferred stock from time to time for any proper corporate purpose, not only in connection with participation in the SBLF.

The Corporation intends to use the proceeds of any issuance of Senior Preferred Shares under the SBLF to strengthen the capital position of the Bank, and to supplement its cash and other sources of liquidity, to provide for the general operating needs of the Bank.  By strengthening the capital position of the Bank, we believe the Corporation will be better positioned to meet the credit needs of the markets the Corporation serves, withstand any adverse effects of the current and future economic environment, and grow the Corporation’s business, whether it be from organic growth in the existing market area or from acquisition of other banks or branches.  Although the Corporation is currently “well capitalized” under applicable regulatory guidelines, the Board believes it is advisable to consider taking advantage of the SBLF to raise additional capital on attractive financial terms to ensure that the Corporation remains well-positioned to support its existing operations and anticipated growth.

Terms of the SBLF

The below description of the SBLF is based on the public information currently made available by the Treasury regarding the SBLF and does not purport to be complete in all respects.  Further, as of the date of this Proxy Statement, the Treasury has not made publicly available any of the definitive agreements that the Corporation would be required to execute to receive the SBLF investment or issue Senior Preferred Shares in connection therewith.

Under the SBLF, the Treasury will purchase up to $30 billion of senior preferred shares on standardized terms from eligible financial institutions.  These eligible financial institutions can generally apply to issue senior preferred shares to the Treasury in aggregate amounts between 1% and 5% of the institution’s risk-weighted assets as reported in the institution’s most recent call report as of the date the institution submits its SBLF application.

If the Company participates in the SBLF, Treasury would purchase from the Company senior perpetual noncumulative preferred shares with a liquidation preference of $1,000 per share.  Based upon the $28,000,000 investment amount proposed in the Company’s SBLF application, the Company would issue 28,000 Senior Preferred Shares to the Treasury.  The Senior Preferred Shares would constitute Tier 1 capital and would rank senior to the Corporation’s common stock.  As required under the SBLF, the Corporation would contribute at least 90% of the investment amount, or at least $25,200,000, to the Bank.

Dividends.  The Corporation would be required to pay noncumulative dividends on the Senior Preferred Shares quarterly in arrears.  The rate of the quarterly dividend would vary from 1% to 9% depending on (i) the length of time since issuance of the Senior Preferred Shares and (ii) the extent to which the Corporation’s qualified small business lending (“QSBL”) increased during such quarter over a baseline QSBL level equal to the quarterly average of the Corporation’s QSBL for the four quarters ending June 30, 2010 (the “QSBL Baseline”), as indicated in the table below.

	Dividend Rate On Senior Preferred Shares
Increase in QSBL from QSBL Baseline	First 9 Quarters(1)	Quarter 10 to Year 4.5(2)	After Year 4.5
0% or less	5%	7%	9%
More than 0%, but less than 2.5%	5%	5%	9%
2.5% or more, but less than 5%	4%	4%	9%
5% or more, but less than 7.5%	3%	3%	9%
7.5 or more, but less than 10%	2%	2%	9%
10% or more	1%	1%	9%
(1)	On the date of issuance, and at the beginning of each of the next ten calendar quarters thereafter, the dividend rate will be adjusted as reflected in the table above.
(2)
The dividend rate in effect at the beginning of the tenth full calendar quarter after the date of issuance will remain in effect until the end of the four-and-one-half year period beginning on the date of issuance.

If the Corporation were to miss any quarterly dividend payment on the Senior Preferred Shares, the Corporation would be required to provide written notice to the Treasury stating the rationale of the Board’s decision for not declaring the dividend, and the Corporation would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding preferred stock or on any outstanding common stock.  After the fourth missed dividend payment, whether or not consecutive, if the Corporation was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the Board would be required to certify, in writing, that the Corporation used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the Board’s fiduciary obligations.  Upon the fifth missed dividend payment, whether or not consecutive, the Treasury would have the right to appoint a representative to serve as an observer on the Board, and such right would continue until full dividends had been paid for four consecutive quarters thereafter.  If the SBLF investment in the Corporation is greater than $25 million, upon the sixth missed dividend payment, whether or not consecutive, the Treasury would have the right to elect two directors to the Board until full dividends had been paid for four consecutive quarters thereafter.

Dividends on, and Redemptions and Repurchases of, Other Equity Securities.  If the Corporation participates in the SBLF, the Corporation would still be permitted to declare and pay dividends to, or redeem or repurchase equity securities from, holders of common stock so long as the dollar amount of the Corporation’s Tier 1 capital after giving effect to such payment, redemption or repurchase would still be at least 90% (excluding any net charge-offs and redemptions to the Treasury after the Corporation received the SBLF investment) of the amount of total Tier 1 capital that the Corporation had when it received the SBLF investment (the “Tier 1 Dividend Threshold”).  During the period from the second anniversary of the capital investment until the day before the tenth anniversary, for every 1% increase in QSBL that the Corporation achieves above its QSBL Baseline, the Corporation’s Tier 1 Dividend Threshold would be decreased by a dollar amount equal to 10% of the amount of the original capital investment.

Voting Rights.  The Senior Preferred Shares would be non-voting shares except with respect to: (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares; or (iii) any merger, exchange, dissolution or similar transaction which would affect the rights of the Senior Preferred Shares.

Redemption.  With prior regulatory approval, the Corporation would be able to redeem the Senior Preferred Shares at 100% of the Senior Preferred Shares’ liquidation preference and pay all accrued but unpaid dividends at any time after the investment is made.  Partial redemptions would be permitted so long as in amounts equal to at least 25% of the number of originally issued Senior Preferred Shares.

Transferability.  The Senior Preferred Shares would not be subject to transfer restrictions.  Treasury would be permitted to transfer the Senior Preferred Shares to a third-party at any time.  The Corporation could still merge or sell all, or substantially all, of its assets so long as the rights of the Senior Preferred Shares and the obligations of the Corporation with respect thereto were assumed by the successor entity and equivalent securities are issued by the successor entity.

Conversion Rights.  The Senior Preferred Shares would not be convertible into shares of any other class or series of our stock.

Effects of the Amendment on the Rights of Holders of Common Stock

Issuance of Senior Preferred Shares Under the SBLF.  Based on the information available to us at this time, which consists of the public information currently made available by the Treasury regarding the SBLF, the following would be certain effects on holders of common stock from the issuance of Senior Preferred Shares to the Treasury under the SBLF:

Dilution of Common Shareholders. Participation in the SBLF may dilute the interests of existing common shareholders by reducing net income available to common shareholders. Dividends paid on preferred stock are deducted from net income when determining earnings per share. For more information regarding the potential reduction in net income available to common shareholders as a result of our participation in the SBLF, please see “Pro Forma Financial Information” below.

Restrictions on Dividends and Repurchases. The declaration and payment of dividends to, or the repurchase of common stock from, holders of common stock would be restricted in the manner described above under the caption “—Terms of the SBLF—Dividends on, and Redemptions and Repurchases of, Other Equity Securities.”

Voting Rights. The Senior Preferred Shares would be non-voting, except in certain circumstances described above under the caption “—Terms of the SBLF—Voting Rights.”

Other Future Issuances of Preferred Stock.  The Corporation is unable to determine the effects of any other future issuance of a series of preferred stock on the rights of its common shareholders until the Board determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our common stock; (ii) dilution of voting power to the extent that the holders of shares of the preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our common stock if the preferred stock is convertible into common stock; (iv) restrictions upon any distribution of assets to the holders of our common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of the preferred stock; (v) continuation of our current management; and (vi) prevention of mergers with or business combinations by us and discouragement of possible tender offers for shares of our common stock.

Upon conversion of any convertible preferred stock into shares of our common stock, the voting power and percentage ownership of holders of our common stock before such conversion would be diluted, and such issuances could have an adverse effect on the market price of our common stock. Additionally, the issuance of shares of preferred stock with certain rights, preferences and privileges senior to those held by our common shareholders could diminish their rights to receive dividends, if declared by the Board, and to receive payments upon our liquidation.

Potential Anti-Takeover Effects of the Amendment

At this time, the possible issuance of Senior Preferred Shares to the Treasury under the SBLF, which would be intended for capital raising purposes only, is the only issuance of preferred stock contemplated by the Board.  However, the amendment of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Corporation by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of the Corporation with another company. Specifically, the ability of our Board to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for further shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as the Board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Corporation or to dilute the stock ownership of holders of common stock seeking to obtain control of the Corporation. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Corporation.

Any future issuance of the preferred stock, however, would require approval by the Board, and each director is legally bound to act in accordance with his good faith business judgment of the best interests of the Corporation. The Board has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Corporation more difficult or costly.

At present, the Corporation’s Articles of Incorporation and Bylaws and the Virginia Stock Corporation Act contain the following provisions that could have an anti-takeover effect:

Merger, Share Exchange, Sale of Assets and Dissolution.  Because our Articles of Incorporation do not provide for a different vote requirement, Virginia law requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the Corporation’s assets (other than in the ordinary course of business) be recommended to the Corporation’s shareholders by the Board and be approved by the affirmative vote of more than two-thirds of all votes entitled to be cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists to approve the foregoing transactions.

Provisions That May Affect Changes in Control.  Articles 14 and 14.1 of the Virginia Stock Corporation Act contain provisions regarding affiliated transactions and control share acquisitions.  These provisions could have an anti-takeover effect, thereby reducing the control premium that might otherwise be reflected in the value of the Corporation’s common stock.  Although Virginia corporations are permitted to opt out of these provisions, the Corporation has not done so.  Below is a summary of the key provisions of these Articles. Shareholders should read the actual provisions of the Virginia Stock Corporation Act for a complete understanding of the restrictions that these provisions place on affiliated transactions and control share acquisitions.

Affiliated Transactions Statute.  Article 14 of the Virginia Stock Corporation Act governs “affiliated transactions,” or transactions between a Virginia corporation and an “interested shareholder.”  “Interested shareholders” are holders of more than 10% of any class of a corporation’s outstanding voting shares.  Subject to certain exceptions discussed below, the affiliated transactions statute requires that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.”  The affiliated transactions statute defines a disinterested director as a member of a corporation’s board of directors who either (i) was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation’s board of directors.  At the expiration of the three year period after a shareholder becomes an interested shareholder, these provisions require that any affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the interested shareholder.

The principal exceptions to the special voting requirement apply to affiliated transactions occurring after the three year period has expired and require either that the affiliated transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy specific statutory fair price requirements. In general, the fair price requirements provide that the shareholders must receive for their shares the higher of: the highest per share price paid by the interested shareholder for his, her or its shares during the two year period prior to becoming an interested shareholder; or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.

Control Share Acquisitions Statute.  With specific enumerated exceptions, Article 14.1 of the Virginia Stock Corporation Act applies to acquisitions of shares of a corporation that would result in an acquiring person’s ownership of the corporation’s shares entitled to be voted in the election of directors falling within any one of the following ranges: 20% to 33-1/3%; 33-1/3% to 50%; or 50% or more.  Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the “disinterested shares” vote at an annual or special meeting of shareholders of the corporation to accord the control shares with voting rights. Disinterested shares are those outstanding shares entitled to vote that are not owned by the acquiring person or by officers and inside directors of the target company. Under specific circumstances, the control share acquisitions statute permits an acquiring person to call a special shareholders’ meeting for the purpose of considering granting voting rights to the holders of the control shares.  As a condition to having this matter considered at either an annual or special meeting, the acquiring person must provide shareholders with detailed disclosures about his, her or its identity, the method and financing of the control share acquisition and any plans to engage in specific transactions with, or to make fundamental changes to, the corporation, its management or business.  Under specific circumstances, the control share acquisitions statute grants appraisal rights to shareholders who vote against granting voting rights to the control shares.  Among the acquisitions specifically excluded from the control share acquisitions statute are acquisitions that are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation’s shareholders under other provisions of the Virginia Stock Corporation Act.

Provisions of the Articles of Incorporation and Bylaws Having Potential “Anti-Takeover” Effect.  The following paragraphs summarize certain provisions of the Corporation’s Articles of Incorporation and Bylaws that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Corporation that are not first approved by our Board, even if those proposed takeovers are favored by our shareholders.

Staggered Terms of Directors.  Under the Corporation’s Bylaws, directors are divided into three classes and elected to staggered three-year terms.  At each annual meeting of shareholders, the terms of directors in one class expire and directors and/or nominees in that class are elected to new three-year terms.  Because only one-third of the Corporation’s directors are elected each year, voting at two consecutive meetings would be required for shareholders to replace a majority of the current six directors through the normal election process.

Bylaw Amendments.  Subject to certain limitations under Virginia law, the Corporation’s Bylaws may be amended or repealed by either the Board or the Corporation’s shareholders. Therefore, the Board is authorized to amend or repeal Bylaws without the approval of the shareholders, except to the extent that this power is reserved exclusively to the shareholders by law or the Articles of Incorporation, or the shareholders in adopting or amending a particular Bylaw provision provide expressly that the Board may not amend or repeal such Bylaw provision.

No Cumulative Voting. The Articles of Incorporation do not provide for cumulative voting in the election of directors.

Pro Forma Financial Information

The following table presents two sets of unaudited pro forma condensed financial data for the Corporation including selected line items from our balance sheet, income statement and selected capital ratios, as of December 31, 2010 on an actual basis, and on an adjusted pro forma basis.  In each presentation, we provide adjustments to our December 31, 2010 historical data as if the preferred stock proceeds were received on January 1, 2010.  Under both scenarios described below, the pro forma statements assume the issuance of the full amount applied for under the SBLF as it has the most pronounced effect on the interests of the common shareholders.

Pro forma 1 presents selected unaudited financial data reflecting the estimated impact of issuance of $28,000,000 in preferred stock to the Treasury which is invested in securities held for investment at a yield similar to the actual year-to-date yield earned on securities in 2010.  Additionally, this pro forma assumes that the Corporation’s increase in QSBL from the QSBL baseline was less than 2.5% which under the terms of the Treasury’s dividend rate schedule results in a 5% dividend rate.  Under this pro forma, the effects of investing in securities at a lower yield than might result from investment in loans and the higher dividend rate on earnings available to common shareholders is dilutive to earnings per common share.

Pro forma 2 presents selected unaudited financial data reflecting the estimated impact of issuance of $28,000,000 in preferred stock to the Treasury which is invested primarily in loans held for investment at a yield similar to the actual year-to-date yield earned on loans held for investment in 2010.  Additionally, this pro forma assumes that the Corporation’s increase in QSBL from the QSBL baseline was sufficient to merit the lowest dividend rate of 1% under the terms of the Treasury’s dividend rate schedule.  Under this pro forma scenario, the effects of investing in loans at a higher yield than might result from investment in securities and the lower preferred stock dividend rate, would provide earnings available to common shareholders accretive to earnings per common share.

Whether the Corporation participates in the SBLF or not, our capital levels are expected to continue to exceed the minimum capital levels required for a well-capitalized financial institution.

We have provided the pro forma financial data solely for the purpose of providing information that may be useful in evaluating the potential financial impact involved in issuance of preferred stock to the Treasury.  The pro forma financial data may change materially under either of the scenarios based on the actual proceeds received from issuance of preferred stock, the timing and utilization of the proceeds and other factors not known at this time.
.
Access National Corporation
Consolidated Balance Sheet

	December 31,	December 31,	December 31,
	2010	2010	2010
(In Thousands)	Actual	Pro Forma 1	Pro Forma 2

ASSETS

Cash, equivalents, and federal funds	$111,907	$110,873	$112,722

Securities available for sale - at fair value	128,745	156,745	128,745

Loans held for sale - at fair value	82,244	82,244	82,244

Loans held for investment, net of allowance	481,002	481,002	509,002

Premises, equipment and land	8,934	8,934	8,934

Other assets	18,992	18,992	18,992

Total assets	$831,824	$858,790	$860,639

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Total deposits	$627,848	$627,848	$627,848

Short and Long Term Borrowings	117,382	117,382	117,382

Subordinated debentures	6,186	6,186	6,186

Other liabilities and accrued expenses	8,215	8,215	8,215

Total liabilities	759,631	759,631	759,631

SHAREHOLDERS' EQUITY

Preferred stock	-	28,000	28,000

Total Common Stock	72,193	71,159	73,008

Total shareholders' equity	72,193	99,159	101,008

Total liabilities and shareholders' equity	$831,824	$858,790	$860,639

Book value per common share	$6.96	$6.86	$7.04

CAPITAL RATIOS
Total risk based capital ratio	15.51%	20.13%	19.72%
Tier I risk based capital ratio	14.25%	18.87%	18.46%
Leverage ratio	9.56%	12.37%	12.59%

Common equity to asset ratio	8.68%	8.29%	8.48%

Noteworthy adjustments indicated by BOLD typeface

Access National Corporation
Consolidated Statement of Operations

	December 31,	December 31,	December 31,
	2010	2010	2010
(In Thousands Except for Share Data)	Actual	Pro Forma 1*	Pro Forma 2**

INTEREST INCOME	$35,143	$35,725	$36,890

INTEREST EXPENSE	10,114	10,114	10,114

Net interest income	25,029	25,611	26,776

Provision for loan losses	2,816	2,816	2,816
Net interest income after provision for loan losses	22,213	22,795	23,960

NONINTEREST INCOME	34,660	34,660	34,660

NONINTEREST EXPENSE	44,771	44,771	44,771

Income before income tax	12,102	12,684	13,849

Income tax expense	4,526	4,742	5,178
NET INCOME	7,576	7,942	8,671

Dividend on preferred stock	-	1,400	280

Earnings available to common shareholders	$7,576	$6,542	$8,391

Earnings per common share:
Basic	$0.73	$0.63	$0.81
Diluted	$0.73	$0.63	$0.80

Average outstanding shares:
Basic	10,393,762	10,393,762	10,393,762
Diluted	10,423,668	10,423,668	10,423,668

Net interest margin	3.41%	3.36%	3.51%

* Assumes maximum dividend rate of 5%
** Assumes minimum dividend rate of 1%
Dividends assumed for entire 12 month period
Noteworthy adjustments indicated by BOLD typeface

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO AMEND THE ARTICLES OF INCORPORATION OF THE CORPORATION.

PROPOSAL THREE
ADJOURNMENT OF THE ANNUAL MEETING

General

If at the Annual Meeting the number of shares of the Corporation’s common stock present or represented and voting in favor of Proposal Two is insufficient to approve Proposal Two, our management may move to adjourn the Annual Meeting in order to continue to solicit additional proxies in favor of Proposal Two. In that event, shareholders will be asked to vote on the adjournment proposal but not Proposal Two.

In this proposal, the Corporation is asking shareholders to authorize the proxy holders to vote in favor of adjourning the Annual Meeting and any later adjournments. If shareholders approve the adjournment proposal, the Board could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use additional time to solicit additional proxies in favor of Proposal Two, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal Two have been received, the Board could adjourn the Annual Meeting without a vote on Proposal Two and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal Two.

The Board believes that if the number of shares of common stock present or represented at the Annual Meeting and voting in favor of Proposal Two is insufficient to approve that proposal, it is in the best interests of the Corporation and its shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal Two.

Generally, if the Annual Meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Annual Meeting of the place, date and time to which the meeting is adjourned. However, if the Annual Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE TO ADJOURN THE ANNUAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE PROPOSAL TWO.

PROPOSAL FOUR
RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

BDO USA, LLP served as the Corporation’s independent public accountants for the fiscal years ended December 31, 2010, and has been selected by the Audit Committee as independent public accountants for the Corporation for the fiscal year ending December 31, 2011.  In the event the selection of BDO USA, LLP is not ratified by the shareholders, the Audit Committee will consider a change in independent public accountants for the fiscal year ending December 31, 2012.

If not otherwise specified, proxies will be voted FOR ratification of the selection of BDO USA, LLP.  Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FOUR TO RATIFY THE SELECTION OF BDO USA, LLP TO SERVE AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The current Board of Directors is comprised of six members, a majority of whom are “independent,” as defined by the listing standards of the NASDAQ Stock Market, Inc. (“Nasdaq”).  The Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with the Corporation that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Messrs. Edgemond, Jadlos, Kody and Friedman.

During 2010, there were 12 meetings of the Board of Directors of the Corporation.  Attendance at Board meetings and Board committees was in person or by telephone.  All of the directors attended at least 75% of all meetings of the Board and Board committees on which he served except Mr. Kody, who attended 72%.  When directors are unable to attend a meeting, it is the Corporation’s practice to provide all meeting materials to the director, and the Chief Executive Officer (“CEO”) consults and apprises the director of the meeting’s subject matter, or the Committee Chair apprises the director if it is a committee on which the CEO does not serve.

The Corporation has not adopted a formal policy on directors’ attendance at our annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so.  All of the board members attended the 2010 Annual Meeting of Shareholders.

Board Leadership Structure and Role in Risk Oversight.  During 2010, the positions of Chairman of the Board and CEO were held by Mr. Clarke, and Mr. Edgemond served as Lead Independent Director.    In the long term, the Board believes the interests of the Corporation are best served with the CEO and Chairman positions separated.  Effective January 26, 2011, the Board of Directors elected independent Director James  Jadlos as Chairman, thereby eliminating the need for the Lead Independent Director position.  Mr. Clarke remains Chief Executive Officer.  We believe this structure is most appropriate for us as it allows our Chief Executive Officer to focus on the day-to-day direction of the Company in furtherance of the long-term strategy established by our Board of Directors, while our Chairman is able to provide strategic guidance to our Chief Executive Officer, handle issues related to shareholder relations, and set the agenda for and preside over our Board of Director meetings.

While the Board is responsible for risk oversight as part of its overall duties, the Audit Committee organizes and sets the tone for risk management in the Corporation.  The Audit Committee maintains a robust charter and oversees the internal and external audit programs, including loan review, to ensure appropriate integrity and controls are in place.  The Audit Committee reviews and adopts enterprise–wide risk assessments, approves all audit contractors and audit engagements, and reviews and evaluates the work product of all auditors designed to monitor the effectiveness of policies and controls and identify potential weaknesses and the status of remediation efforts for previously identified weaknesses or potential weaknesses.  The Audit Committee includes only independent directors and excludes and operates independently of the CEO.

The Board meets regularly in Executive Sessions, excluding any employee director or member of Management, and includes the independent public accountant in those sessions no less than annually.  The partner in charge of the public accounting firm communicates independently with the Audit Committee Chair on a quarterly basis.

The Board of Directors has standing Audit, Nominating and Governance, Compensation, and Loan Committees.

Nominating and Governance Committee. Members of the Nominating and Governance Committee are Messrs. Kody (Chair), Edgemond, Friedman and Jadlos, each of whom is independent under the Nasdaq listing standards.  Mr. Friedman was appointed to the committee on February 16, 2010.  The committee met two times in 2010.  The committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors and for evaluating the Board’s structure, personnel, committee composition and general governance processes.  The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.  The Board of Directors reviews and reassesses the adequacy of this charter annually.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on company matters.  In addition, in accordance with the Corporation’s bylaws, no person may be nominated to be or elected a director who would be 70 or older on the date of election.   Although the Nominating and Governance Committee Charter does not set forth a formal policy regarding diversity, the committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Corporation and to its shareholders.  The committee evaluates each candidate's qualities in the context of how that candidate would relate and contribute to the Board of Directors as whole to ensure an appropriately diverse group that reflects the needs of the Board of Directors and Corporation at that time.  The committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, results of personal and business reference interviews and other relevant information.  Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board.  The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes that each director and director nominee possesses are discussed in the table under Proposal One Election of Directors on page 4.

While there are no formal procedures for shareholders to submit director candidate recommendations, the Nominating and Governance Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary at the Corporation's principal office in Reston, Virginia and must be received by January 31, 2012 in order to be considered by the Nominating and Governance Committee for the next annual election of directors.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Governance Committee.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing.  Notice of any such shareholder nominations for the next annual election of directors must be received by the Corporation’s Secretary at the Corporation’s principal office in Reston, Virginia, no later than March [16], 2012, provided that notice of nominations shall not be required to be made more than 90 days prior to the date of the 2012 Annual Meeting.

In order to be valid, notice of a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, including the amount and nature of the nominee’s beneficial ownership of the Corporation, the nominee’s principal occupation for the past five years,  his or her age and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director; and (6) the written consent of each nominee to serve as a director if elected.

Compensation Committee.  Members of the Compensation Committee are Messrs. Jadlos (Chair), Edgemond, Friedman and Kody, each of whom is independent under the Nasdaq listing standards.  Mr. Friedman was appointed to the committee on June 22, 2010  The committee met two times in 2010.  The committee is responsible for recommending the level of compensation of each executive officer of the Corporation and its subsidiaries, the granting of equity based compensation, employment agreements and other employee compensation plans for approval by the full Board of Directors, except that the Chief Executive Officer is not present during deliberations or voting with respect to his compensation, and the Executive Vice President / Chief Lending Officer is not present during deliberations or voting with respect to his compensation.  The committee operates pursuant to a written charter adopted by the Board of Directors, which the committee reviews and reassesses annually and recommends any changes to the Board of Directors for approval.  The charter is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.

Audit Committee.  Members of the Audit Committee are Messrs. Edgemond (Chair), Jadlos, Friedman  and Kody, each of whom satisfies the independence requirements and financial literacy requirements of the Nasdaq listing standards and SEC regulations applicable to audit committee members.  Mr. Friedman was appointed to the committee on June 22, 2010.

While the Board of Directors believes that all of its Audit Committee members have the necessary experience and level of financial sophistication to serve effectively on the Audit Committee, the Board has determined that the Corporation does not currently have an “audit committee financial expert,” as defined by the SEC's rules and regulations, serving on the Audit Committee.  Nevertheless, the Board of Directors believes that the cumulative experience of the directors serving on the Audit Committee is adequate to provide appropriate oversight of the Corporation’s and the Bank’s audit functions.  The members of the Audit Committee have significant management and financial oversight experience in businesses of various size and complexity across a variety of industries.  In addition, all members of the Audit Committee have past employment experience in finance or accounting or comparable experience which results in each individual’s financial sophistication.

The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance.  The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants.  The Audit Committee met seven times during 2010.  The committee operates pursuant to a written charter adopted by the Board of Directors, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.  See Report of the Audit Committee on page 37.

Code of Ethics.  The Corporation has adopted a Code of Ethics that applies to its directors, executives and employees. The Corporation’s Code of Ethics is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”.

Shareholder Communications with the Board of Directors

Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors/Individual Director, c/o Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.  All shareholder communications must be written and should contain the address, telephone number and email address, if any, of the person submitting the communication.  All shareholder communications will be delivered to their addressees.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Secretary or CEO.

Executive Officers Who Are Not Directors

Name (Age)	Executive Officer Since	Current Position	Previous Business Experience

Charles Wimer (66)	2000	Executive Vice President and Chief Financial Officer, Access National Corporation and Access National Bank.
Mr. Wimer has served as Executive Vice President and Chief Financial Officer of the Corporation since April 2002 and has served as Executive Vice President and Chief Financial Officer of the Bank since January 2000.  Mr. Wimer has nearly 40 years of banking experience.  He served as Executive Vice President and Chief Financial Officer of Monarch Bank from 1998 to 2000, and  Chief Financial Officer of Patriot National Bank in Vienna, Virginia from 1995 to 1998.

Dean F. Hackemer (46)	2004	Senior Vice President, Access National Bank; President and Chief Executive Officer, Access National Mortgage Corporation.
Mr. Hackemer has served as Senior Vice President of the Bank and President of Access National Mortgage Corporation since September 2004 and Chief Executive Officer of Access National Mortgage Corporation since 2005.  Prior to his current role, Mr. Hackemer served as Executive Vice President and Chief Operating Officer of the mortgage company from 2002 to 2004, and as a loan officer, Vice President and Senior Vice President of Mortgage Investment Corporation from 1992 to 2002. Mr. Hackemer graduated from the University of Virginia with a B.A. degree in economics. Mr. Hackemer has over 23 years of banking and mortgage banking experience.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Objectives
The overall objective of the Corporation’s various compensation programs is to attract and retain skilled personnel.  The Corporation believes the attraction and retention of skilled professionals has been the single most important contributing factor to the Corporation’s success since its inception.  The Corporation recruits for and places high performance expectations upon its personnel.  In order to attract highly skilled personnel, the Corporation aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local bank competitors.

The Compensation Committee periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference.  The Compensation Committee examines industry sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies. In reviewing these various data sources, the Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total.  The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.

For this discussion, compensation benefits may be characterized as current compensation and long-term compensation.  The Corporation’s current compensation is designed to provide employees with current cash compensation that compares favorably against local bank competitors but is not necessarily the highest.  Examples of current compensation are base salaries, commissions and cash bonuses.   Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees.  Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security.  Examples of long-term compensation include option awards and retirement plan contributions.  Select long-term compensation benefits also serve to align the employee’s long-term interests with that of the Corporation’s shareholders.  Furthermore, the Corporation fosters, and in some instances requires, ownership in the Corporation and use of the Corporation’s products and services by personnel at all levels.

Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established at least annually.  Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and stock option awards.  In addition, each executive is entitled to participate in all other Corporation-provided benefits such as health and life insurance coverage and the retirement savings plan.  The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, are set forth in employment contracts.

Compensation Programs as They Relate to Risk Management
The Compensation Committee and Board conducted their annual assessment in 2010 and believe the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness.  The business of banking and the delivery of financial services involves a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry.  The Corporation places a priority on fundamental building blocks to guard against excessive risk taking as follows:  1) Comprehensive Board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; 2) An effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and 3) Employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with municipal and taxing authorities or creditors or criminal backgrounds.

The Corporation does not have any compensation arrangements whereby any individual at any level has direct or individual authority over any decision that directly enriches their income.  The Corporation does employ individuals who work on a commission or incentive basis.  There are enhanced quality control and audit programs contained in the Audit Committee’s audit program that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs.

Board Process
The Compensation Committee of the Corporation’s Board of Directors is responsible for recommending and administering compensation of the Corporation’s executive officers, including the named executive officers and directors.  The Committee is comprised of all of the non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards.  The Committee operates pursuant to a written charter adopted by the Board of Directors.  The Committee reviews and reassesses this charter annually and recommends any changes to the Board of Directors for approval.

Under the 2009 Stock Option Plan, the Committee may delegate all or part of its duties and obligations to a designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act.  The Compensation Committee has delegated authority to the CEO or joint authority to the CFO and EVP/CLO to authorize option awards for the purpose of recruiting and retaining non-executive officers and employees of the corporation.   The Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters, and did not do so for 2010, and does not currently plan to do so for 2011.

The Compensation Committee monitors the compensation environment by reviewing information from various trade resources and publications. The CEO prepares a spreadsheet of data for each executive officer based on performance, and with that, the Committee commences its work to prepare for annual reviews, performance evaluations, bonus awards and salary adjustments early in the fourth quarter of each year.  The Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process.  With the assistance of the CEO and the Corporate Secretary, the Committee Chair prepares draft evaluations of each named executive officer that outlines performance assessments and the various components of compensation.  The drafts are reviewed by the Compensation Committee and refined as the year end financial statement closing process proceeds in January of the year following the performance period.  The CEO also submits a draft of option award recommendations for all officers and employees other than the named executive officers.  Generally, by the time the Board of Directors meeting takes place in January, the financial statements are deemed to be final and the Compensation Committee has finalized its recommendations for action by the full Board of Directors.  The Board reviews the recommendations, makes any changes and approves the compensation elements at the same meeting as the financial statements are considered final.  Payment of annual cash bonuses is deferred until the financial statement audit is complete.

Employment Agreements and Potential Payments Upon Termination or Change in Control
The Corporation does not have any employment agreements with its executives.  All executive officers are presently serving under employment agreements with the Bank or its subsidiaries as outlined below.

Effective January 1, 2005, the Bank and Mr. Clarke entered into an employment agreement under which Mr. Clarke serves as President and CEO of the Bank for a current annual base salary of $330,000, subject to annual increases at the discretion of the Board of Directors.   The performance review for 2010 resulted in a 4.8% base salary increase for 2011 over 2010.  In addition, the agreement provides for an annual cash performance bonus of up to 100% of base salary, an annual grant of up to 10,000 stock options issued at market value and other benefits including life insurance, family health insurance, disability insurance coverage and privileges generally provided to executives, as well as vacation and reimbursement of reasonable business expenses.

Mr. Clarke’s agreement was originally for a term of five years ending December 31, 2009, with automatic two year renewals unless at least 120 days advance notice of nonrenewal is provided prior to the end of the initial term or any extended term.  The contract was automatically renewed for two years on December 31, 2009.  Mr. Clarke serves at the pleasure of the Bank’s Board of Directors.  If, during the term of the agreement, the Bank terminates Mr. Clarke’s employment without cause (as defined in the agreement) or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled to a lump sum payment equal to 1.99 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date.  Additionally, Mr. Clarke will be entitled to any bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Clarke becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement.  If Mr. Clarke’s employment is terminated voluntarily by him within 180 days after a change in control (as defined in the agreement), he is entitled to the same benefits as if his termination were not for cause.  The agreement also contains non-competition covenants for a period of one year following termination of Mr. Clarke’s employment other than a termination by the Bank without cause or by Mr. Clarke for good reason (except that in the case of a termination in connection with a change of control, the covenants will apply).  If Mr. Clarke’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid his base salary and bonus payments accrued to him prior thereto, as well as any bonuses that would have been paid for a period of six months after his disability or death.  In the event of termination other than for cause, Mr. Clarke is entitled to health insurance benefits for the shorter of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available.  Finally, the agreement contains a covenant requiring Mr. Clarke to maintain ownership in the Corporation’s common stock in an amount no less than $1,250,000 (five times his initial base salary under the agreement) for so long as the agreement remains in effect.

Effective January 1, 2005, the Bank and Mr. Shoemaker entered into an employment agreement under which Mr. Shoemaker currently serves as Executive Vice President and Chief Lending Officer (CLO) of the Bank.  The contract was automatically renewed for two years on January 1, 2010.  The terms of Mr. Shoemaker’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows.  Mr. Shoemaker’s current annual salary is $265,000, his annual performance cash bonus opportunity is up to 60% of his base salary, and he may receive an annual grant of up to 7,000 stock options issued at market value.  The performance review for 2010 resulted in a 5.2% base salary increase for 2011 over 2010. The lump sum payment due for termination by the Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with a change in control is equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date.  In the event of termination other than for cause, Mr. Shoemaker is entitled to health insurance benefits for the shorter of the remainder of the term of the agreement or until he is reemployed where there are substantially similar benefits available.  The agreement requires Mr. Shoemaker to maintain ownership in the Corporation’s common stock in an amount no less than $487,500 (two and one half times his initial base salary under the agreement) for so long as the agreement remains in effect.

Effective January 1, 2000, the Bank and Mr. Wimer entered into an employment agreement under which Mr. Wimer serves as Executive Vice President and Chief Financial Officer (CFO) of the Bank.  The original term was for five years, with automatic two year renewals unless at least 120 days advance notice of nonrenewal is provided prior to the end of a term.  The contract was automatically renewed for two years on January 1, 2011.  The terms of Mr. Wimer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows.    Mr. Wimer’s current annual salary is $208,000 and, although not included in the written employment agreement,  his annual cash performance bonus opportunity is up to 30% of his base salary. The performance review for 2010 resulted in a 4.0% base salary increase for 2011 over 2010.  If, during the term of the agreement, Mr. Wimer’s employment is terminated without cause or Mr. Wimer terminates his employment with good reason or in connection with a change in control, Mr. Wimer will be entitled to continue receiving his base salary payable at regular paydays for one year (or if the Bank chooses or the termination is in connection with a change in control, a lump sum severance payment in an equivalent amount) and, to the extent eligible, to receive any commissions or bonuses earned prior to the date of termination.  In addition, Mr. Wimer will be entitled to bonuses that would have been paid, and medical, life and disability insurance (subject to elimination if Mr. Wimer becomes employed and has substantially similar coverage available to him), until the expiration date of the agreement.  The agreement contains no covenant requiring Mr. Wimer to maintain any ownership in the Corporation’s common stock.

Effective January 1, 2005, and amended May 11, 2007, Access National Mortgage Corporation and Mr. Hackemer entered into an employment agreement under which Mr. Hackemer serves as President and Chief Executive Officer of the Mortgage Corporation and Senior Vice President of the Bank.  The terms of Mr. Hackemer’s agreement are substantially the same as Mr. Clarke’s agreement, except as follows.  The original term was for three years ending December 31, 2007, with automatic one year renewals.  The contract was automatically renewed for one year on January 1, 2011.  Mr. Hackemer’s annual base salary is currently $315,000 and his annual cash performance bonus opportunity is up to 100% of his base salary.  The performance review for 2010 resulted in a 4.3% base salary increase for 2011 over 2010. If, during the term of the agreement, Mr. Hackemer’s employment is terminated without cause or Mr. Hackemer terminates his employment for good reason or in connection with a change in control (as defined in the agreement), Mr. Hackemer will be entitled to a lump sum payment equal to 1.25 times his trailing base and cash bonus compensation as paid over the 12 months preceding the termination date.  The agreement also contains non-competition covenants for the shorter of 12 months or the remaining term of the agreement following termination of his employment other than by the Mortgage Corporation without cause or by Mr. Hackemer with good reason (except that in the case of a termination in connection with a change in control, the covenants will apply).  If Mr. Hackemer’s employment is terminated by his disability (as defined in the agreement) or death, he or his estate will be paid all compensation accrued to him prior thereto, including a pro rata portion of the annual bonus assessed as of his date of termination.  The agreement contains no covenant requiring Mr. Hackemer to maintain any ownership in the Corporation’s common stock.

The Corporation presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers.

Base Salaries
As the practice is customary in the financial services industry, the Corporation chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to daily affairs of the Corporation.  The Corporation expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments.  Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts.  The Corporation determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations.  Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility.  As noted previously, it is the Corporation’s desire and intention for the base salaries of its personnel to fall within the higher end of the general practices of local bank competitors.  Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.

For officers and employees other than the named executive officers, salaries are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance.  Generally all employees receive a competitive base salary commensurate with their skills, experience and responsibilities.  The Corporation has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.

The current base salaries and results of annual review adjustments for the Corporation’s named executive officers are explained above in the summary of the Employment Agreements.  The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors described under the Cash Bonus section that follows.

With respect to base salary increases and awards of stock options, which are granted at the discretion of the Board, the Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors.

Cash Bonuses (Non-Equity Incentive)
The Corporation’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives during the preceding year.  This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of the Corporation’s business.  The Corporation pays this compensation element to motivate performance that advances the ongoing interests of its shareholders.

With respect to performance-based cash bonuses, the named executive officers of the Corporation (other than the President of the Mortgage Corporation) are primarily evaluated based upon the 5 quantitative and qualitative assessment factors indicated below.  Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance.  The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors.  The assessment factors are then aggregated into an overall composite or average rating that is applied toward the eligible base cash bonus as set forth in the executive’s employment contract.  There is no minimum payment threshold.

☐	Regulatory Exam / Audit results. The maximum bonus award would be achieved by maintaining high ratings against corporate objectives in all of the sub-components.
▪	Regulatory Exams
▪	Internal Audit Results
▪	External Audit Results
☐
Asset Quality.  The maximum bonus award would be achieved by maintaining outstanding ratings in Regulatory and Loan Reviews as well as outstanding asset quality measures compared against various peer groups.

▪	Regulatory Assessment
▪	Loan Review
▪	Past Dues
▪	Non-Performing Assets
▪	Charge Offs
☐	Return on Equity. The maximum bonus award would be achieved by both meeting budget goals and outperforming peers.
▪	Budget
▪	Peers
☐	General Budget Performance. The maximum bonus award would be achieved by meeting or exceeding budget goals.
▪	Net Income - consolidated
▪	Net Income - Bank only before tax and provision for loan losses
▪	Asset Growth
☐	Leadership, Governance and Relationships. The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans

When evaluating the performance in Asset Quality and Return on Equity, the Compensation Committee assesses data from the following sources:

☐
All FDIC-insured commercial banks with assets between $100 million and $1 billion.  The data is released quarterly by the FDIC (www2.fdic.gov/qbp) and for 2010 summarizes the averages of key data points for approximately 3,731 commercial banks.  The average asset size of banks within the group was $1.08 billion compared to the Bank’s reported total assets of $764 million as of September 30, 2010.   This data source is focused upon operating commercial banks and is used to compare performance of the Corporation’s subsidiary bank, exclusive of the holding corporation.

☐
Selected small capitalization ($700 million or less) community banks and thrifts as published by Scott & Stringfellow, Inc.  For 2010, this peer data contains performance statistics for the following 50 consolidated public holding companies of banks and thrifts, including Access National Corporation, in the Southeastern United States:  American National, Bank of Granite, BNC Bancorp, C&F Financial, Capital Bank, Capital City Bank Group, Cardinal Financial, CenterState Banks of Florida, Central Virginia, Citizens South, City Holding Company, Community Banker’s Trust, Community Capital, Crescent Financial, Eagle Bancorp, Eastern Virginia, Fauquier Bankshares, Fidelity Southern Bancorp, First Bancorp, First Community Bankshares, First Community Corporation, First Financial Holdings, First Security Group,  First South Bancorp, First United Corporation, FNB United Corporation, Green Bankshares, Hampton Roads Bankshares, Middleburg Financial, Monarch Financial Holdings, National Bankshares, NewBridge Bancorp, Old Point Financial, Park Sterling Bank, Peoples Bancorp, Pinnacle Financial Partners, Sandy Spring Bancorp, Savannah Bancorp, SCBT Financial, Shore Bancshares, Southern Community Financial, StellarOne Corporation, Summit Financial Group, TowneBank, United Community Banks, Union First market Bankshares, Virginia Commerce, WesBanco and Yadkin Valley Financial.  The Corporation’s total assets of $805 million as of September 30, 2010 fall below the peer group average of $2.013 billion.  The peer group is used to obtain additional public data of consolidated bank holding companies that is not tracked for operating banks through the FDIC source listed above.

Due to the volatile and disparate performance of the larger peer group, the Compensation Committee also pared down the list to the top performing peers in Return on Average Assets.  This peer data contains performance statistics for the following 14 consolidated public holding companies of banks and thrifts, including Access National Corporation, in the Southeastern United States:  National Bankshares, City Holding Company, Cardinal Financial, First Community Bankshares, American National, C&F Financial, Virginia Commerce, Eagle Bancorp, Union First Market Bankshares, TowneBank, Monarch Financial Holdings and Sandy Spring Bancorp.

Evaluations of the named executive officers also have a subjective element, at the full discretion of the Board.  In addition to the base cash bonus, an additional amount of cash bonus may be awarded under this subjective evaluation and is intended to reward exceptional performance in areas such as Return on Equity, Return on Assets and stock price, both at nominal levels and in relation to peers.

The employment agreement of the President and Chief Executive Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation by the Board of Directors (delegated to the Compensation Committee) of the performance factors listed above.  In addition to the base cash bonus, an additional amount may also be awarded that is intended to reward exceptional performance in areas such as Return on Equity, Return on Assets and stock price, both at nominal levels and in relation to peers, at the sole discretion of the Committee.  Based upon the Committee’s evaluation of 2010 performance, Mr. Clarke received a composite evaluation of 4.34 and was awarded a cash bonus of $144,900 as a base level award and $5,100 as an additional discretionary amount for favorable performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 24, the total of which represented 47.6% of his base salary for 2010.  The bonus was paid in the first quarter of 2011.

The employment agreement of the Executive Vice President, Chief Lending Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 60% of his base salary, based on an evaluation as outlined above. For 2010 performance, Mr. Shoemaker received a composite evaluation of 4.45 and was awarded a cash bonus of $86,044 as a base level award and $13,956 as an additional discretionary amount for favorable performance in Return on Average Assets and Return on Average Equity compared to the peer data discussed on page 24, as well as recognition of proactive credit management of the Bank’s portfolio.  The total award of $100,000 represented 39.7% of his base salary for 2010.  The bonus was paid in the first quarter of 2011.

Although not written in his employment agreement, the understanding with the Executive Vice President, Chief Financial Officer of the Bank provides that he is eligible to receive an annual cash bonus in an amount up to 30% of his base salary, based on an evaluation of the corporate performance factors listed above.  Based upon the Committee’s evaluation of 2010 performance, Mr. Wimer received a composite evaluation of 4.21 and was awarded a base level cash bonus of $51,200, and an additional amount at the discretion of the Board of $3,800 to adjust for additional support and contributions to the Corporation’s success in 2010 compared to peers.  The total award of $55,000 represented 27.5% of his base salary for 2010.  The bonus was paid in the first quarter of 2011.

The President and CEO of the Mortgage Corporation, which position is currently held by Mr. Hackemer, is evaluated based upon the following performance factors of such business unit.  Each of the 4 factors is equally weighted.  Within each factor are sub-components of performance factors.  The same 0-5 rating scales as described above are utilized in Mr. Hackemer’s evaluation.  The maximum bonus award would be achieved by meeting or exceeding the budget or established goals in each of the sub-components, and a minimum composite score of 2.5 is required to receive any base level cash bonus.

☐	Financial Performance
▪	Origination volume
▪	Pre-Tax Margins
▪	Net Income - Mortgage Corporation, compared to budget
▪	Net Income - consolidated Corporation, compared to budget
☐	Infrastructure Development / Business Plan Adherence
▪	Production objectives
▪	Recruiting
▪	Expansion of in-bound volume
▪	Referral Program with Bank
▪	Personnel Development
☐	Quality Control Program
▪	Regulatory Compliance / Exam
▪	Internal Audit Results
▪	Repurchases / Indemnifications
▪	Investor Scorecards
▪	Post-Settlement Documents
▪	Delinquency Rates
☐	Leadership, Governance and Relationships
▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans

The employment agreement of the President of the Mortgage Corporation provides that he is eligible to receive an annual cash bonus in an amount up to 100% of his base salary, based on an evaluation of the performance factors listed above.   Based upon the Committee’s evaluation of 2010 performance, Mr. Hackemer received a composite evaluation of 4.65, which was above the minimum performance threshold.  Mr. Hackemer was awarded a base level cash bonus of $281,078 and in recognition of the Mortgage Corporation’s origination volume and profits for the year, as well as continued progress in risk mitigation and containment of counter-party claims, the Compensation Committee awarded Mr. Hackemer a discretionary cash bonus of $68,922 for 2010.  The total award of $350,000 represented 116.9% of his base salary for 2010.  The bonus was paid in the first quarter of 2011.

Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities.  In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.

The cash bonuses as described above are also reported in the Summary Compensation Table under the columns “Bonus” and ”Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column.

Dividend Reinvestment and Stock Purchase Plan (DRSPP)
The Corporation maintains a DRSPP as a benefit to its shareholders.  Consistent with its philosophy of facilitating employee stock ownership, the Corporation actively facilitates participation in the DRSPP by its officers and employees.  The DRSPP is available to all shareholders of the Corporation on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan.  The Corporation facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan.  The plan provides that shares acquired from the Corporation through the plan are purchased at a 5% discount from the market price.  Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.

This practice is designed to reward employee stock ownership.  The Corporation chooses to provide this element because it believes employee stock ownership motivates the Corporation’s employees to pursue the long-term success of the Corporation and aligns their interests with those of the Corporation’s other shareholders.

Most of the Corporation’s named executive officers and directors participate in this plan.

Executive Stock Ownership Covenants
The Corporation requires its President and CEO to maintain ownership of Corporation common stock with an aggregate value equal to no less than $1,250,000 at all times.  As of March 31, 2010, his beneficial holdings exceeded the requirement based upon the closing price of $7.10 with an aggregate value of $4,938,824.  The Corporation’s CLO is required to maintain ownership of Corporation common stock with an aggregate value of no less than $487,500 at all times.  As of March 31, 2010, his beneficial holdings exceeded the requirement based upon the closing price of $7.10 with an aggregate value of $2,629,116.

Option Awards
In recent years, stock options are the only form of equity compensation the Corporation has granted.  The Corporation does not grant restricted stock or other forms of equity compensation.  The Corporation makes option awards to select officers and employees.  The objective of the option awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value.  The Corporation has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of the Corporation’s stock in the future.  Furthermore, this long-term benefit helps the Corporation attract and retain high caliber professionals.

The Corporation’s practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year.  The Board’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental.  The option awards granted in the first quarter of 2011 for performance in 2010 have a 2.5 year vesting period and a 3.5 year term.  Vesting requires passage of time and continued affiliation with the Corporation.  Vesting does not require any level of future performance.  The option awards were priced at the closing price on the award date.  The Corporation expects future option awards to have similar vesting, terms and pricing provisions as the awards granted in the first quarter of 2011.

As outlined in their employment agreements, the CEO and CLO are each entitled to a specific annual option award predicated upon “satisfactory” performance.  Satisfactory performance is measured against the same factors described previously under the cash bonus section of this discussion.  The following is a summary of the annual maximum and actual awards made to each named executive officer for the year ended December 31, 2010.

Executive	Annual Maximum Award	Actual Award
Michael W. Clarke	10,000	10,000
Robert C. Shoemaker	7,000	7,500
Charles Wimer	n/a	3,500
Dean F. Hackemer	n/a	7,500

The annual maximum option award amounts for the CEO and CLO were negotiated at the time of their employment agreements based upon a review of industry practices at that time.  Award of the options specified under the employment agreements requires “satisfactory” performance.  For 2010, Mr. Shoemaker’s performance exceeded the standard of “satisfactory” as evaluated by the Compensation Committee, so he was awarded an additional discretionary award of 500 options in recognition of proactive credit management of the Bank’s portfolio.  The awards for the other named executive officers are predicated upon the Compensation Committee’s evaluation of performance of the indicated executive.

Option awards for officers and select employees other than the named executive officers are administered in a similar manner.  The terms are generally the same.  The non-executive officer and employee awards are directed towards line personnel and other key support positions.  General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award.  Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.

All Other Compensation
The Corporation has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan.  The plan allows officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis.  In addition, it has been the Corporation’s practice to make discretionary contributions to the plan. In 2010, the Corporation made discretionary contributions to participant accounts equal to 50% of the employees’ contributions.  This element of compensation is designed to reward long-term savings and encourage financial security.  The Corporation thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings.  This compensation benefit is consistent with that philosophy.  Furthermore, an attractive retirement plan helps the Corporation attract and retain high caliber professionals.  In 2010, each of the Corporation’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

Certain positions within the Corporation require the Corporation’s officers and employees to travel and incur communications costs.  The Corporation generally does not provide perquisites such as Corporation owned vehicles or cellular phones.  The Corporation provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within the Corporation’s business and the community.  As part of their respective employment agreements, Messrs. Clarke, Shoemaker and Hackemer each receive a flat dollar amount for auto expenses and communication expenses.  The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties.  The Corporation does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided.  The amount paid is the Corporation’s estimate of the appropriate cost for the indicated service or asset.  The aggregate amount of these benefits is reported on the employee’s Form W-2 and included in the taxable income reported by the Corporation for the employee.  The actual costs to the Corporation of providing the auto and communication expense amounts to the Corporation’s named executive officers for 2010 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.  In 2011, the Corporation’s costs to provide these benefits will be:

	Monthly Expense
Executive	Auto	Communication
Michael W. Clarke	$700	$100
Robert C. Shoemaker	$600	$100
Charles Wimer	-0-	$100
Dean F. Hackemer	$500	$100

The Corporation’s named executive officers participate in and receive the same health insurance benefits as all other employees.  However, in order to attract and retain high level executives, the Corporation has found it necessary to pay the amount of the premium that would normally be payable by the employee.  The premiums are reported in the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.

Perquisites
The Corporation does not provide any personal benefits to its named executive officers outside of those discussed above.  The Corporation currently does not provide any of the following to any of its named executives:  club memberships not used exclusively for business purposes, extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.

Change In Control Benefits
Change in control benefits for certain named executive officers are detailed under “Employment Agreements and Potential Payments Upon Termination or Change in Control” above.  This benefit is designed to compensate executives in the event there is a significant change in the Corporation’s business that effectively renders the executives’ services unnecessary or diminished in stature.  The Corporation has chosen to make this benefit available in order to attract and retain the executives.  Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment.  The re-employment time for high level executives is generally longer than for other professionals.  This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated payments to or benefits received by each of the named executive officers upon the following termination events or upon a change of control of the Corporation, in each case assuming that each termination event or the change in control occurred on December 31, 2010, and assuming a stock price of $6.46, which was the closing stock price of the Corporation’s common stock on December 31, 2010.  The amounts reflected in the following table are estimates, as the actual amounts to be paid to or received by a named executive officer can only be determined at the time of termination or change in control.

At termination a named executive officer is entitled to receive all amounts accrued and vested under our 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated.  These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below.

		Employer termination without cause, Employee termination with good cause, or Employee termination within 180 days after a change in control		Employer termination with cause or Employee termination without good reason	Termination as a consequence of death or disability

Michael W. Clarke	Post termination compensation	926,594	(1)	$0	$225,000	(7)
	Health care benefits continuation	$17,291	(5)	$0	$0
	Early vesting of unvested options	$28,400	(6)	$0	$28,400	(8)
	Total Value	$972,285		$0	$253,400

Robert C. Shoemaker	Post termination compensation	$440,625	(2)	$0	$150,000	(7)
	Health care benefits continuation	$19,513	(5)	$0	$0
	Early vesting of unvested options	$27,475	(6)	$0	$27,475	(8)
	Total Value	$487,613		$0	$177,475

Charles Wimer	Post termination compensation	$255,333	(3)	$0	$82,500	(7)
	Health care benefits continuation	$31,994	(5)	$0	$0
	Early vesting of unvested options	$8,705	(6)	$0	$0
	Total Value	$296,032		$0	$82,500

Dean F. Hackemer	Post termination compensation	$815,625	(4)	$0	$525,000	(7)
	Health care benefits continuation	$21,108	(5)	$0	$0
	Early vesting of unvested options	$23,150	(6)	$0	$0
	Total Value	$859,883		$0	$525,000

(1) Lump sum payment equal to 1.99x 12 month trailing compensation (salary plus bonus).
(2) Lump sum payment equal to 1.25x 12 month trailing compensation (salary plus bonus).
(3) Continuation of salary for 1 year, plus bonus earned and unpaid.
(4) Lump sum payment equal to 1.25x 12 month trailing compensation (salary plus bonus).
(5) Continuation of medical, life and disability insurance until the expiration date of the respective employment agreement.
(6) Options may first be exercised on the date of the change in control.
(7) Includes any bonus earned and unpaid (2010), plus any bonuses that would have been paid for 6 months following death or disability, which we have assumed to equal 50% of the executive's 2010 bonus award.
(8) Options may first be exercised after date of cessation from the Board of Directors due to death or disability.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Proxy Statement.

Compensation Committee:
James L. Jadlos (Chair)
John W. Edgemond
Martin S. Friedman
Thomas M. Kody

The following table summarizes the total compensation for the year ended December 31, 2010 of the Corporation’s Chief Executive Officer, Chief Financial Officer and each of the Corporation’s next two most highly compensated executive officers.   The Corporation did not have any other executive officers during 2010.  The Corporation refers throughout this Proxy Statement to the individuals in the following table as the named executive officers.

Summary Compensation Table
Fiscal 2010

Name and Principal Position	Year	Salary ($)1,3	Bonus ($)1,2	Stock Awards ($)	Option Awards ($)4	Non-Equity Incentive Plan Compensation ($)1,2	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)1,5	Total ($)
Michael W. Clarke,	2010	315,000	5,100	—	21,206	144,900	—	35,141	521,347
President, Chief	2009	300,000	150,000	—	17,300	129,500	—	36,075	632,875
Executive Officer	2008	285,000	—	—	13,275	97,375	—	33,747	429,397

Robert C. Shoemaker,	2010	252,000	13,956	—	15,905	86,044	—	36,163	404,068
Executive Vice	2009	240,000	73,747	—	17,300	76,253	—	36,529	443,829
President, Chief Lending Officer	2008	230,000	17,308	—	9,293	57,692	—	34,806	349,099

Charles Wimer,	2010	200,000	3,800	—	7,422	51,200	—	25,477	287,899
Executive Vice	2009	192,000	11,392	—	5,190	44,608	—	26,555	279,745
President, Chief Financial Officer	2008	185,000	12,008	—	3,319	32,992	—	24,439	257,758

Dean F. Hackemer,	2010	302,000	68,922	—	26,500	281,078	—	36,558	715,058
Senior Vice	2009	290,000	88,579	—	12,975	273,921	—	38,501	703,976
President, Access National Bank; President, Chief Executive Officer, Access National Mortgage Corporation	2008	280,000	41,580	—	3,983	238,420	—	34,993	598,976

(1)	Salaries and other cash compensation are paid by Access National Bank or Access National Mortgage Corporation.

(2)
Except for the discretionary portions of annual cash bonuses earned during 2010, 2009 and 2008, annual cash bonuses earned under each named executive officer’s employment agreement based on an evaluation by the Compensation Committee of performance during 2010, 2009 and 2008, respectively, are reported in this table as “Non-Equity Incentive Plan Compensation.”

(3)	Also includes any amounts contributed by the executive to the 401(k) plan.

(4)
The amounts in this column reflect the aggregate grant date fair value of options awarded to each named executive officer during 2010 under the 2009 Stock Option Plan, and during each of 2009 and 2008 under the 1999 Stock Option Plan, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2010 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2011.

(5)	The amounts in this column for 2010 are detailed in the All Other Compensation table below.

All Other Compensation
Fiscal 2010

Name	Auto and Communication Expense Allowance ($)	401(k) Employer Match1 ($)	Company Paid Insurance Premiums ($)	Total ($)
Michael W. Clarke	9,600	8,250	17,291	35,141
Robert C. Shoemaker	8,400	8,250	19,513	36,163
Charles Wimer	1,200	8,250	15,997	25,447
Dean F. Hackemer	7,200	8,250	21,108	36,558

(1)	Reflects amounts paid as 401(k) profit sharing match to participating employees.

The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers during or for the year ended December 31, 2010 and reflects the amounts that could have been paid under each such award.  The table also reflects option awards granted to the named executive officers in 2011 based on 2010 performance.

Grants of Plan-Based Awards
Fiscal 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum1,2 ($)	Threshold (#)	Target (#)	Maximum (#)3	Stock or Units (#)	Options (#)	Awards ($/Sh)	Awards4 ($)
Michael W. Clarke	—	—	—	315,000	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	—	10,000	—	—	6.68	23,730

Robert C. Shoemaker	—	—	—	151,200	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	—	7,000	—	—	6.68	16,611
	01/25/11	—	—	—	—	—	—	—	500	6.68	1,187

Charles Wimer	—	—	—	60,000	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	—	—	—	3,500	6.68	8,306

Dean F. Hackemer	—	—	—	302,000	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	—	—	—	7,500	6.68	17,798

(1)
Reflects maximum amount that could be earned as a non-equity incentive award based on 2010 performance.  The employment agreements of each of the named executive officers (or arrangement, in the case of Mr. Wimer) provide for non-equity incentive awards that do not have a minimum threshold or target payment level.  These bonuses can range anywhere from 0 to a specified percent of the named executive officer’s salary (see the “Cash Bonuses (Non-Equity Incentive)” section of the Compensation Discussion and Analysis for specific percentages for each executive).

(2)
All of these maximum amounts are percentages of the individual’s 2010 base salary.  The actual amount of the non-equity incentive plan award earned was determined by the Compensation Committee and Board of Directors on January 25, 2011 and paid shortly thereafter and is reported as “Non-Equity Incentive Plan Compensation” for Messrs. Clarke, Shoemaker, Wimer and Hackemer in the Summary Compensation Table on page 31.

(3)	Reflects the maximum number of options to be awarded pursuant to the named executive officer’s employment agreement upon “satisfactory” performance for the year.
(4)
The amounts in this column reflect the grant date fair value of options awarded to each named executive officer under the 2009 Stock Option Plan for 2010, computed in accordance with FASB ASC Topic 718.

The following table includes certain information with respect to all unexercised options held by the named executive officers at December 31, 2010.  On that date, the named executive officers held no shares of restricted stock.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards 1
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Clarke	7,500	2	—		—	$6.29	07/29/11
	—		10,000	3		$3.99	07/27/12
	—		10,000	4		$6.09	09/23/13

Robert C. Shoemaker	5,250	2	—		—	$6.29	07/29/11
	—		10,000	3		$3.99	07/27/12
	—		7,500	4		$6.09	09/23/13

Charles Wimer	1,875	2	—		—	$6.29	07/29/11
	—		3,000	3		$3.99	07/27/12
	—		3,500	4		$6.09	09/23/13

Dean F. Hackemer	2,250	2	—		—	$6.29	07/29/11
	—		7,500	3		$3.99	07/27/12
	—		12,500	4		$6.09	09/23/13

(1)	All options were granted under the 1999 Stock Option Plan or the 2009 Stock Option Plan. All shares underlying options have been adjusted for all previous stock splits/dividends.
(2)	These options vested on July 29, 2010.
(3)	These options vest on July 27, 2011.
(4)	These options vest on September 23, 2012.

None of our named executive officers exercised stock options during 2010 or held any restricted stock that vested during 2010.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2010 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance.

Equity Compensation Plan Information (1)

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders – 1999 Stock Option Plan, as amended in 2003	316,675	$5.98	-0-	(2)
Equity compensation plans approved by security holders – 2009 Stock Option Plan	101,850	$5.98	873,150
Equity compensation plans not approved by security holders	—	—	—

Total	418,525	$5.98	873,150

(1)
All share and dollar per share amounts have been adjusted to give effect to the 10-for-1 stock dividend distributed by the Corporation in June 2001, the 3-for-1 stock dividend distributed in June 2003, and the 2-for-1 stock dividend distributed in December 2005.

(2)	Upon approval of the 2009 Stock Option Plan at the 2009 Annual Meeting of Shareholders, no further shares under the 1999 Stock Option Plan, as amended in 2003, were available for issuance.

Director Compensation

The compensation philosophy and objectives described earlier also apply to the Corporation’s non-employee directors.  The Corporation’s general practice is to pay the directors a basic cash retainer on a quarterly basis that is designed to compensate directors for their participation on the Board and the execution of their basic duties and responsibilities.  Beginning in 2006 (for 2005 performance), the Compensation Committee also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of cash incentives to directors.  Incentives are paid in cash, option awards or some combination thereof.

The Corporation monitors the level of compensation of its non-employee directors in the aggregate and by element as it compares to the compensation of its CEO.  The Corporation believes the collective responsibility of the directors is commensurate to that of its CEO, although the duties do not require a full-time level of effort.

In 2010, the directors were paid a basic retainer of $36,000 each.  The collective amount paid to the directors in 2010 was $144,000, which equals 45.7% of the 2010 base salary of the CEO.  These amounts are reflected in the Director Compensation table under the column “Fees Earned or Paid in Cash”.

With respect to incentive payment for performance in 2010, the directors were granted stock option awards of 5,000 each, or 20,000 in the aggregate.  The directors also received as a cash incentive $10,000 each, or $40,000 in the aggregate.  The options awarded for 2010 performance were granted in January 2011 and have a 2.5 year vesting and 3.5 year term, identical to the terms of option awards for executives and other employees.

The non-employee directors agreed to a basic retainer of $36,000 each for fiscal year 2011 to be paid quarterly, or $144,000 in the aggregate, which equates to 43.6% of the CEO’s base salary for 2011.  At the end of 2011 and into the first quarter of 2012, the Compensation Committee expects to evaluate director performance for incentive awards in connection with 2011 performance and set basic compensation for 2012.

The following table provides compensation information for the year ended December 31, 2010 for each non-employee member of the Corporation’s Board of Directors.

Director Compensation
Fiscal 2010

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Thomas M. Kody	46,000	—	10,603	—	—	—	56,603
John W. Edgemond	46,000	—	10,603	—	—	—	56,603
James L. Jadlos	46,000	—	10,603	—	—	—	56,603
Martin S. Friedman	46,000	—	2,651	—	—	—	48,651

(1)
Messrs. Clarke and Shoemaker are not included in this table as they are employees of the Corporation and thus receive no compensation for services as directors on the Corporation’s Board.  The compensation received by Messrs. Clarke and Shoemaker is shown in the Summary Compensation Table on page 31.

(2)	Amounts include cash retainer and cash incentive payments.

(3)
The amounts in this column reflect the grant date fair value of options awarded to each non-employee director during 2010 under the 2009 Stock Option Plan, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 13 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2010 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 29, 2011. As of December 31, 2010, each non-employee director had the following number of options outstanding: Kody: 27,580; Edgemond: 27,580; Jadlos: 27,980; and Friedman: 1,250.

The Corporation’s general practice is to pay directors a quarterly cash retainer (Fees Earned or Paid in Cash column) in addition to an annual incentive in the form of cash, options or some combination thereof (Option Awards and Fees Earned or Paid in Cash columns).

The Compensation Committee is responsible for establishing and administering director compensation, and makes recommendations for the same to the Board of Directors for action/approval.  See the Director Compensation and Board Process sections of the Compensation Discussion and Analysis beginning on page 20 for further details.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2010 were Messrs. Jadlos (Chair), Edgemond, Friedman and Kody   Mr. Friedman was appointed to the Committee on June 22, 2010.  During 2010, none of our executive officers or employees served as a member of our Compensation Committee, and no member of our Compensation Committee has previously served as an executive officer of the Corporation.  Further, during 2010 and as of the date of this Proxy Statement, none of our executive officers:

•	served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•	served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•	served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of the Corporation’s directors served as an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as Related Parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation, and which do not present more than the normal risk of collectability or other unfavorable terms. These related parties were indebted to the Corporation for loans totaling $11,991,000 and $12,373,000 at December 31, 2010 and 2009, respectively. During 2010, total principal additions were $3,831,000 and total principal payments and changes in related parties were $3,785,000. The aggregate amount of deposits at December 31, 2010 and 2009 from directors and officers was $20,498,000 and $21,032,000, respectively.

Director Thomas M. Kody is married to director James L. Jadlos’ sister.

The Board of Directors and the Corporation are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that Related Party Transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Corporation and its shareholders.  Accordingly, as a general matter, it is the Corporation’s preference to avoid Related Party Transactions.  Nevertheless, the Corporation recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Corporation and its shareholders, including but not limited to situations where the Corporation may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Corporation provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.  Therefore, the Corporation has adopted written procedures for the review and oversight of Related Party Transactions.

Related Parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Corporation’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the Related Party are disclosed in the Corporation’s Proxy Statement. The Audit Committee reviews any Related Party Transaction.  Any member of the Audit Committee who is a Related Party with respect to a transaction under review does not participate in the deliberations or vote on such transaction.   Related Party Transactions, as defined by the Corporation’s written related party transaction policy, include those that exceed $20,000.  It is noted that the definition of “Related Party Transaction”, as it relates to SEC and NASDAQ regulations, refers to transactions exceeding $120,000; however, the Audit Committee has chosen to review and provide oversight to all transactions over $20,000.

There were no Related Party Transactions in 2010 and are none currently.

Related Party Transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Corporation, which consists of directors who meet the independence requirements of the Nasdaq listing standards and applicable SEC regulations, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes.  The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on the Corporation’s website, www.AccessNationalBank.com under “Investor Relations - Governance Documents”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2010, the Audit Committee:

•
Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2010 with management and BDO USA, LLP, the Corporation's independent public accountants;

•	Discussed with management, BDO USA, LLP and the Corporation’s internal auditors the adequacy of the Corporation’s system of internal controls;

•
Discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T relating to the conduct of the audit; and

•
Received written disclosures and the letter from BDO USA, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence.  The Audit Committee also discussed with BDO USA, LLP its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls, risk controls and audit functions.  Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Based on the Audit Committee's review of the audited financial statements and discussions with management and BDO USA, LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee
John W. Edgemond (Chair)
Martin S. Friedman
James L. Jadlos
Thomas M. Kody

Audit and Non-Audit Fees

The following table presents the fees for professional audit and audit-related services rendered by BDO USA, LLP for the audit of the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2010 and 2009 and the fees billed for other services rendered to the Corporation and its subsidiaries by BDO USA, LLP during those periods.  All services reflected in the following fee table for 2010 and 2009 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

	2010 Fees	2009 Fees
Audit fees	$181,500	$205,700
Audit-related fees	$31,300	$28,000
Tax fees	0	$4,800
All other fees	0	0
	$212,800	$238,500

•
Audit fees:  Includes the audit of the Corporation’s annual financial statements and internal controls over financial reporting, and review of the financial statements included in the quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings.

•
Audit-related fees: Includes fees related to employee benefit plan audits, HUD reporting, public deposit reports, and consultation concerning financial accounting and reporting standards and other related issues.

•	Tax fees: Includes fees for preparation of federal and state tax returns for 2009. Tax services were not provided by BDO USA, LLP for the fiscal year ended December 31, 2010.

•	All other fees: None.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of BDO USA, LLP, the Corporation's independent registered public accounting firm.

Audit Committee Pre-Approval Policies

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent public accountants.  The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent public accountants in order to assure that the provisions of such services does not impair the accountants’ independence.  The Audit Committee has delegated interim pre-approval authority to John W. Edgemond, Chairman of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying  proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2012 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary at the Corporation’s principal office located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, on or before December [17], 2011.

In addition, if a shareholder intends to present a proposal for action at the 2012 Annual Meeting (other than a director nomination, discussed on page [17]), the shareholder must provide the Corporation with written notice thereof on or before March [1], 2012.  The proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by March [1], 2012, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Sheila M. Linton
Vice President & Corporate Secretary

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2010 will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.

APPENDIX A

Proposed Amendment to the Corporation’s Amended and Restated Articles of Incorporation

Article III of the Amended and Restated Articles of Incorporation of the Corporation would be amended to read as follows:

III.  CAPITAL STOCK

The Corporation shall have authority to issue sixty million (60,000,000) shares of common stock, par value $0.835 per share (the “Common Stock”), and 1 million (1,000,000) shares of preferred stock (the “Preferred Stock”).

A.  Common Stock

Section 1.        The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except as otherwise may be provided in these Articles of Incorporation or in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended.  The holders of the Common Stock shall be entitled to one vote per share of Common Stock held by them on all matters as to which a shareholder vote is to be taken.

Section 2.        Subject to the rights of holders of any series of Preferred Stock and the applicable provisions of law, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

Section 3.        Subject to the rights of holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for the payment in full for all debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive the remaining net assets of the Corporation, which shall be distributed ratably among the holders of the shares of Common Stock outstanding at the time of such event.

B.  Preferred Stock

Shares of Preferred Stock may be issued in one or more series. Authority is expressly vested in the Board of Directors at any time and from time to time to cause the Preferred Stock to be issued in one or more series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series of Preferred Stock so established and provide for the issuance of shares thereof.  Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the Articles of Incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment.  The Preferred Stock of each series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.